As filed with the Securities and Exchange Commission on July 30, 2015.

Registration No. 333-204780

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

EYEGATE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	98-0443284
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

271 Waverley Oaks Road
Suite 108
Waltham, MA 02452
Telephone: (781) 788-9043

(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Stephen From
President and Chief Executive Officer
Eyegate Pharmaceuticals, Inc.
271 Waverley Oaks Road
Suite 108
Waltham, MA 02452
Telephone: (781) 788-9043

(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

J. Fraser Collin Chad J. Porter Burns & Levinson LLP 125 Summer Street Boston, MA 02110 Telephone: (617) 345-3000	Ivan K. Blumenthal Merav Gershtenman Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 Telephone: (212) 935-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

We are filing this Amendment No. 4 (this “Amendment”) to our Registration Statement on Form S-1 (File No. 333-204780) which was originally filed with the Securities and Exchange on June 5, 2015, and has been previously amended by Amendment Nos. 1 through 3 thereto (as amended, the “Registration Statement”), solely to include and attach the Form of Warrant Agency Agreement by and between the Registrant and VStock Transfer, LLC and Form of Warrant Certificate (the “Warrant Agreement and Certificate”). With the exception of the addition of the Warrant Agreement and Certificate, no other information in the Registration Statement, including the prospectus that forms a part thereof, is being modified by this Amendment. The Warrant Agreement and Certificate is filed as Exhibit 4.2 hereto and is incorporated herein by this reference.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and NASDAQ listing fee.

SEC registration fee	$3,008
FINRA filing fee	4,382
NASDAQ Capital Market listing fee	50,000
Printing and engraving expenses	50,000
Legal fees and expenses	150,000
Accounting fees and expenses	100,000
Blue sky fees and expenses	15,000
Custodian and transfer agent fees	1,000
Miscellaneous fees and expenses	26,610
Total	$400,000
Item 14.	Indemnification of Directors and Officers.

In connection with the completion of this offering, the Registrant’s amended and restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors for monetary damages for breach of their fiduciary duties as directors. The Registrant’s amended and restated bylaws to be in effect immediately prior to the completion of this offering provide that the Registrant must indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware. Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. Prior to the consummation of this offering, the Registrant expects to enter into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions. The Underwriting Agreement, the form of which is attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the United States Securities Act of 1933, as amended, or the Securities Act, and affords certain rights of contribution with respect thereto. See also “Undertakings” set out in response to Item 17 herein.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding the shares of common stock and preferred stock and the warrants issued, and options granted, by us in the three years preceding the filing of this registration statement that were not registered under the Securities Act.

(1)	Under the 2005 Equity Incentive Plan, we granted stock options to purchase shares of our common stock to certain of our employees, officers, consultants and advisors, as follows: (a) in 2010, we granted stock options to purchase an aggregate of 209,414 shares of our common stock at an exercise price of $0.65 per share, (b) in 2011, we granted stock options to purchase 121,375 shares of our common stock at an exercise price of $0.65 per share, (c) in 2012, we granted stock options to purchase an aggregate of 60,723 shares of our common stock at an exercise price of $0.65 per share and (d) in 2013 we did not grant any stock options.
(2)	In January 2011, EyeGate S.A.S. issued an aggregate of 98,212 shares of its common stock at a price per share of $7.96, which shares were converted into shares of our common stock in connection with the IPO.
(3)	In 2012, we issued warrants to investors exercisable for an aggregate of 10,929 shares of our common stock at an initial exercise price of $0.65 per share. These warrants terminate seven years after the date issued.
(4)	In 2012, 2013, the three months ended March 31, 2014, and April 2014 we issued convertible promissory notes under which we must repay the aggregate principal amount of $2,490,058. Such notes were amended and restated in June 2014 and converted into shares of our common stock in connection with the IPO.
(5)	In June, July and December 2014, we issued convertible promissory notes in the principal amount of approximately $1.83 million, which converted into shares of our common stock in connection with the IPO, and warrants to purchase 562,732 shares of our common stock, at an exercise price of $6.00 per share.
(6)	In July 2014, we issued 15,036 shares of our common stock in connection with the amendment to our Amended and Restated License Agreement with the University of Miami.
(7)	In September 2014, we issued 2,277 shares of our common stock in connection with the exercise of stock options.
(8)	In January 2015, we issued 23,072 shares of our common stock in connection with the exercise of stock options.

The offers, sales, grants and issuances of the securities described in paragraphs (1), (7) and (8) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701. The recipients of such securities were our employees, directors, officers, consultants and advisors and received the securities under our 2005 Equity Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offer, sale, and issuance of the securities described in paragraphs (2), (3), (4), (5) and (6) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuances of the securities to the accredited investors did not involve a public offering. The recipients of the securities in these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on July 30, 2015.

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Stephen From Stephen From President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Stephen From Stephen From	President, Chief Executive Officer and Director (principal executive officer and principal financial and accounting officer)	July 30, 2015
* Paul Chaney	Director	July 30, 2015
* Morton Goldberg	Director	July 30, 2015
* Praveen Tyle	Director	July 30, 2015
* Thomas Balland	Director	July 30, 2015
* Thomas E. Hancock	Director	July 30, 2015
* Bernard Malfroy-Camine	Director	July 30, 2015
* Mounia Chaoui	Director	July 30, 2015

*By:	/s/ Stephen From Stephen From Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K, filed with the SEC on February 20, 2015)
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 4.1 filed with the Registrant’s Current Report on Form 8-K, filed with the SEC on February 20, 2015)
4.1	Specimen Stock Certificate evidencing the shares of common stock (incorporated by reference to Exhibit 4.1 filed with Amendment No. 2 to the Registrant’s Form S-1 Statement (Registration No. 333-197725), filed with the SEC on August 29, 2014)
4.2	Form of Warrant Agency Agreement by and between the Registrant and VStock Transfer, LLC and Form of Warrant Certificate
5.1*	Opinion of Burns & Levinson LLP
10.1#	2005 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 4.1 filed with Amendment No. 2 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-197725), filed with the SEC on August 29, 2014)
10.2#	2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 filed with Amendment No. 7 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-197725), filed with the SEC on December 2, 2014)
10.3#	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 filed with Amendment No. 3 to the Registrant’s Form S-1 Registration Statement (Registration No. 333-197725), filed with the SEC on September 12, 2014)
10.4#	Form of Second Amended and Restated Employment Agreement by and between the Registrant and Stephen From (to be effective upon the closing of this offering) (incorporated by reference to Exhibit 10.7 filed with the Registrant’s Form S-1 Registration Statement (Registration No. 333-197725), filed with the SEC on July 30, 2014)
10.5#	Form of Amended and Restated Offer of Employment by and between the Registrant and Michael Manzo (to be effective upon the closing of this offering) (incorporated by reference to Exhibit 10.8 filed with the Registrant’s Form S-1 Registration Statement (Registration No. 333-197725), filed with the SEC on July 30, 2014)
10.6#	Form of Notice of Stock Option Grant pertaining to the 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 filed with the Registrant’s Form S-1 Registration Statement (Registration No. 333-197725), filed with the SEC on July 30, 2014)
10.7#	Form of Notice of Stock Unit Award pertaining to the 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 filed with the Registrant’s Form S-1 Registration Statement (Registration No. 333-197725), filed with the SEC on July 30, 2014)
10.8†	License Agreement made as of July 9, 2015, by and among the Registrant, EyeGate Pharma S.A.S., and Valeant Pharmaceuticals Luxembourg S.à.r.l. (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Form 8-K, filed with the SEC on July 10, 2015)
21.1*	Subsidiaries of the Registrant
23.1	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Burns & Levinson LLP
24.1*	Power of Attorney

Exhibit Number	Description of Exhibit
101*	The following materials formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets as of March 31, 2015 (unaudited) and December 31, 2014; (ii) Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2015 and 2014 (unaudited); (iii) Consolidated Statements of Convertible Preferred Stock Non-Controlling Interests and Stockholders’ Equity (Deficit) (unaudited) for the Three Months Ended March 31, 2015; (iv) Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2015 and 2014 (unaudited); (v) Notes to Condensed Consolidated Financial Statements; (vi) Consolidated Balance Sheets as of December 31, 2014 and 2013; (vii) Consolidated Statements of Operations for the Years Ended December 31, 2014 and 2013; (viii) Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2014 and 2013; (ix) Consolidated Statements of Convertible Preferred Stock Non-Controlling Interests and Stockholders’ Deficit for the Years Ended December 31, 2014 and December 31, 2013; (x) Consolidated Statements of Cash Flows for the Years Ended December 31, 2014 and 2013 and (xi) Notes to Consolidated Financial Statements

*	Previously filed.
#	Management contract or compensatory plan or arrangement.
†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the SEC.